Exhibit 10.01

WAIVER

to

Non-Employee Director

AWARD AGREEMENT

This Waiver to Non-Employee Award Agreement (“Waiver”) is entered into by and between                                          (“Participant”) and NuStar GP Holdings, LLC (the “Company”) and is effective as of December 22, 2006 (the “Effective Date”).

WHEREAS, under the NuStar GP Holdings, LLC Long-Term Incentive Plan (the “Plan”) and pursuant to the Non-Employee Director Award Agreement dated August 22, 2006 (the “Award Agreement”), the Company on August 22, 2006 awarded the Participant 962 Restricted Units (as defined in the Plan) (the “Awarded Restricted Units”);

WHEREAS, on December 22, 2006, affiliates of Valero Energy Corporation sold all of their remaining units representing limited liability company interests in the Company to the public in an underwritten offering (the “Offering”), which Offering resulted in a “Change of Control” as defined in the Plan;

WHEREAS, under the Plan, a Change of Control would cause all outstanding Restricted Units to immediately vest;

WHEREAS, with respect to the Awarded Restricted Units, the Participant and the Company desire to (i) waive the accelerated vesting of the Awarded Restricted Units under the Plan that would otherwise be caused by the Offering and (ii) retain the three-year annual vesting schedule set forth in the Award Agreement; and

WHEREAS, the parties hereto desire to enter into this Waiver for the purpose of evidencing their mutual understanding concerning the Awarded Restricted Units.

NOW, THEREFORE, for and in consideration of the foregoing and the benefits expected to be received by the Participant as a result of the Offering, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Waiver of Change of Control. The Participant hereby unconditionally waives any and all rights and benefits he may have under the Plan and the Award Agreement arising or resulting from the Offering and the Change of Control caused thereby under the terms of the Plan including, without limitation, any acceleration of the vesting and the lapse of restrictions applicable to the Awarded Restricted Units.

2. No Continuing Waiver. Notwithstanding any other provision of this Waiver, each of the parties hereby acknowledges and agrees that the waiver contained in Paragraph 1 of this Waiver shall apply only with respect to the acceleration of vesting and other rights and benefits that might otherwise be or become due to the Participant under the terms of the Plan and the Award Agreement as a result of or in connection with the Offering and shall not apply to any further rights or benefits that might hereafter be or become due to the Participant pursuant to the Plan and Award Agreement as a result of or in connection with any future Change of Control.

Executed to be effective as of the Effective Date.

NUSTAR GP HOLDINGS, LLC

By:
Name:
Title:

PARTICIPANT